[MILLENNIUM CHEMICALS LOGO]

                            NEWS RELEASE

Contact:    Mickey Foster                         Thomas Van Valkenburgh
            Vice President                        Manager of Investor Relations
            Corporate and Investor Relations      (410) 229-8113
            (410) 229-4444
                                                           FOR IMMEDIATE RELEASE



                          MILLENNIUM CHEMICALS REPORTS
         FOURTH QUARTER AND FULL YEAR 2003 OPERATING RESULTS AND OUTLOOK

                       -- 4Q03 loss of $1.87 per share --
          -- 4Q03 loss of $0.48 per share excluding designated items --
                   -- 4Q03 asset writedowns of $103 million --

Hunt Valley, Maryland, February 3, 2004 -- Millennium Chemicals (NYSE-MCH) ("Millennium") today reported a net loss for the fourth quarter of 2003 of $120 million or $1.87 per common share. The net loss for the fourth quarter of 2003 included asset impairment charges of $101 million after tax and net tax benefits unrelated to 2003 results of operations of $18 million. For the corresponding quarter of 2002, Millennium reported a net loss of $2 million or $0.03 per common share. Excluding designated items, the fourth quarter 2003 loss was $31 million or $0.48 per common share compared to a loss of $25 million or $0.39 per common share for the corresponding quarter of 2002.(1)

Robert E. Lee, President and CEO, said, "We were pleased with the beginning recovery of our volumes in our Titanium Dioxide business but very disappointed with the low profit in this segment. We are reviewing all options to improve margins in this segment. Acetyls had its best quarter in the last three years. As we look to 2004, we are optimistic that the progress we have made in the last six months focusing on our customers, costs and balance sheet management has begun to change the momentum of our Company."

Operating loss from majority-owned businesses was $97 million in the fourth quarter of 2003. This compares to $23 million of operating income in the fourth quarter of 2002 and a $5 million operating loss in the third quarter of 2003. Operating income from majority-owned businesses, excluding designated items(2), was $8 million in the fourth quarter of 2003 compared to $22 million in the fourth quarter of 2002 and $10 million in the third



----------------------
(1) See Table V below for an explanation and quantification of these items, and a reconciliation between loss per common share, as adjusted for these designated items, and loss per common share determined according to accounting principles generally accepted in the United States of America.

(2) Designated items include asset impairment charges of $103 million ($101 million after tax) and $2 million of reorganization costs in the fourth quarter of 2003; a benefit of $1 million in the fourth quarter of 2002 from the reduction of reserves due to the favorable resolution of environmental claims related to predecessor businesses reserved for in prior years; and $15 million of reorganization costs in the third quarter of 2003.

quarter of 2003. Sales from all majority-owned businesses were $425 million in the fourth quarter of 2003 compared to $387 million in the fourth quarter of 2002 and $431 million in the third quarter of 2003. The decline in operating income after excluding designated items in the fourth quarter of 2003 compared to such prior quarters was due primarily to lower profits in the Titanium Dioxide segment caused primarily by higher manufacturing costs.

For the full year 2003, the reported net loss was $184 million or $2.88 per common share compared to a net loss of $333 million or $5.24 per common share in 2002. Excluding designated items, the net loss was $79 million or $1.23 per common share for 2003 and $54 million or $0.85 per common share for 2002.(1) Full year 2003 sales were $1.687 billion compared to full year 2002 sales of $1.554 billion.

TITANIUM DIOXIDE

The Titanium Dioxide segment reported a fourth quarter 2003 operating loss of $102 million, or operating income of $1 million excluding the $103 million of asset impairment charges, compared to $17 million of operating income in the fourth quarter last year and $7 million of operating income in the third quarter of 2003.

In local currencies, average fourth quarter prices decreased 1 percent both from last year's fourth quarter and from the third quarter of 2003. In US dollar terms, the average global fourth quarter price was up 5 percent from last year's fourth quarter and up 1 percent from the third quarter of 2003.

The fourth quarter TiO[u]2 sales volume of 152,000 metric tons increased
7 percent from the fourth quarter of last year and increased 2 percent from the third quarter of 2003. Full year 2003 sales volume of 591,000 metric tons was 6 percent lower than sales volume in 2002.


The fourth quarter TiO[u]2 plant production operating rate was 88 percent of annual nameplate capacity of 690,000 metric tons compared to an operating rate of 96 percent in last year's fourth quarter and 84 percent in the third quarter of 2003.

The fourth quarter 2003 manufacturing costs per metric ton increased 16 percent compared to the fourth quarter of 2002 primarily due to unfavorable currency exchange rates, higher energy costs, and lower operating rates. Manufacturing costs per metric ton in the fourth quarter of 2003 increased 2 percent compared to the third quarter of 2003 primarily due to unfavorable currency exchange rates.

In the fourth quarter of 2003 Millennium reported $103 million of asset impairment charges associated primarily with the writedown of property, plant, and equipment at its Le Havre, France manufacturing plant. In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", an analysis of estimated future cash flows associated with these assets resulted in the need for an impairment charge to write down the property, plant, and equipment to its estimated fair value. Depreciation savings in 2004 will be offset to the extent of capital spending at the plant, which will be included in period charges.

Outlook

The Titanium Dioxide segment sales volume in the first quarter of 2004 is anticipated to be seasonally higher than the fourth quarter of 2003. Operating income in the first quarter of 2004 is expected to be slightly higher than the fourth quarter of 2003, but substantially lower than the first quarter of 2003.

ACETYLS

The Acetyls segment reported fourth quarter 2003 operating income of $9 million compared to $8 million in the fourth quarter of last year and $6 million in the third quarter of 2003.

In the aggregate, the weighted-average US dollar price for VAM and acetic acid in the fourth quarter of 2003 increased 10 percent from prices in the fourth quarter of 2002 and was consistent with the third quarter of 2003. Aggregate volume for VAM and acetic acid in the fourth quarter decreased 3 percent from the fourth quarter of 2002 and decreased 6 percent from the third quarter of 2003.

Outlook

The Acetyls segment operating income in the first quarter of 2004 is expected to be lower than the fourth quarter of 2003 due to anticipated higher feedstock costs. Sales volume is expected to be similar to the fourth quarter of 2003.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported a fourth quarter 2003 operating loss of $1 million compared to operating losses of $2 million in the fourth quarter of 2002 and $1 million in the third quarter of 2003.

Sales volume increased 1 percent from the fourth quarter of 2002 and was 8 percent lower than the third quarter of 2003 due to softening demand. Average selling prices increased 7 percent compared to the fourth quarter of 2002 and increased 5 percent from the third quarter of 2003, primarily due to changes in product mix.

Outlook

The Specialty Chemicals segment operating results in the first quarter of 2004 are expected to slightly improve from the fourth quarter of 2003 primarily due to higher sales volume, improved operating efficiency and favorable product mix.

EQUISTAR

Millennium's 29.5 percent stake in Equistar generated an equity loss on investment of $31 million in the fourth quarter of 2003 compared to an equity loss of $34 million in the fourth quarter of 2002 and a $12 million equity loss in the third quarter of 2003. Equistar's results were negatively impacted by high, volatile raw material and energy prices as well as financing and severance costs.

Compared to the third quarter of 2003, the fourth quarter of 2003 results were negatively impacted by an increase in the cost of ethylene production which was driven by higher crude oil and natural gas liquid prices. Price actions were implemented to offset these increases, but the timing of implementation was insufficient to fully offset the cost increases. Additionally, a scheduled maintenance turnaround at an ethylene plant had a negative $5 million to $10 million impact on Equistar's fourth quarter results.

Outlook

The early weeks of 2004 have yielded strong volumes, but raw material and energy cost increases are pressuring margins. Equistar has responded by announcing product price increases across the majority of their product lines. The improving economy should lead to improved performance for 2004. Since the products have broad utilization across the economy and a heavy dependence on hydrocarbons, external factors such as economic growth and raw materials prices will continue to be leveraging factors to Equistar's financial performance during 2004.

PENSION PLANS AND EQUITY

Due to recent improvement in the financial markets, the underfunded Accumulated Benefit Obligation ("ABO") for certain of Millennium's US and foreign pension plans has been reduced. Millennium recorded a benefit of $40 million ($26 million after tax) in stockholders' deficit in the fourth quarter of 2003 to reflect the improvement in the underfunded status of the ABO for these plans.

Due to a reduction of the discount rate assumption related to the Company's pension plans and the amortized recognition of pension fund investment losses in the financial markets in recent years prior to 2003, pension expense for 2004 is estimated to increase by approximately $10 million. Pension plan trust funding is expected to increase by approximately $5 million in 2004.

TAX BENEFITS

Tax benefits were reported in the fourth quarter of 2003 as a result of the favorable resolution of certain tax matters that were reserved for in prior years. These benefits were partially offset by deferred tax expense recorded on certain unremitted earnings of foreign subsidiaries that resulted from Millennium's plan to implement certain intercompany financing strategies. The aggregate net tax benefit of $18 million associated with these matters is included in results of operations for the fourth quarter of 2003.

DEBT AND CAPITAL SPENDING

Net debt (total debt less cash) at December 31, 2003 totaled $1.258 billion versus $1.205 billion at September 30, 2003 and $1.117 billion at the end of 2002. Net debt increased by $53 million during the fourth quarter of 2003. This was primarily due to an increase of $59 million from the termination of an accounts receivable securitization program in conjunction with the amendment to the Company's Credit Agreement. Net interest expense was $24 million in the fourth quarter of 2003 compared to $23 million in the third quarter of 2003. Net interest expense was $92 million for 2003, up from $86 million in 2002.

The Company amended its Credit Agreement during the fourth quarter of 2003 which became effective upon the closing of the convertible senior debenture offering in November 2003. The amended Credit Agreement includes revised covenants which provide the Company with greater financial flexibility.

Capital spending in 2003 was $48 million compared to $71 million in 2002. Planned capital spending in 2004 is projected to be approximately $60 million. Depreciation and amortization was $113 million for Millennium's wholly owned businesses in 2003.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:
o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium-based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the chemical industries in which Millennium and Equistar Chemicals, LP ("Equistar") operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; Millennium's substantial indebtedness and its impact on Millennium's cash flow, business operations and ability to obtain additional financing -- failure to comply with the covenants and other restrictions in Millennium's debt instruments would lead to additional restrictions and costs, or an acceleration of Millennium's indebtedness; limitations on credit extended to Millennium and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's and Equistar's current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium's Quarterly Report on Form 10-Q for the period ended September 30, 2003. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #

           Listen in live to Millennium's 2003 fourth quarter earnings and outlook discussion on Tuesday, February 3, 2004
                         at 1:00 p.m. EST via webcast at
                   http://www.millenniumchem.com and click on
                          the Investor Relations icon.
                   The teleconference number is 973-582-2703.
               Replay will be available until February 10, 2004 at
                       973-341-3080, reservation #4430833.

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Millions, except per share data)

TABLE I

                                                                  Three months ended                     Year ended
                                                                     December 31,                       December 31,
                                                                 -----------------------             ------------------
                                                                    2003        2002                   2003         2002
                                                                 ----------    ---------             --------    ---------
                                                                               (Restated)                        (Restated)
Net sales                                                          $   425    $   387               $ 1,687    $   1,554
Operating costs and expenses
   Cost of products sold                                               358        289                 1,377        1,234
   Selling, development and administrative                              29         49                   127          138
   Depreciation and amortization                                        30         26                   113          102
   Reorganization and office closure costs                               2       --                      18         --
   Asset impairment charges                                            103       --                     103         --
                                                                    ------    -------               -------    ---------
Operating (loss) income                                                (97)        23                   (51)          80
Net interest expense                                                   (24)       (22)                  (92)         (86)
Loss on Equistar investment
     - operating loss                                                   (8)       (19)                  (22)         (13)
     - interest                                                        (16)       (15)                  (61)         (60)
     - loss on sale of assets                                          --        --                      (4)        --
     - financing costs                                                  (5)      --                     (11)        --
     - severance costs                                                  (2)      --                      (2)        --
Net other (expense) income                                              (1)         1                  --             (1)
                                                                   -------    --------              -------    ---------
Loss before income taxes, minority interest and cumulative
   effect of accounting change                                        (153)       (32)                 (243)         (80)
Benefit from income taxes                                               33         34                    65           58
                                                                   -------    --------              -------    ---------
(Loss) income before minority interest and
   cumulative effect of accounting change                             (120)         2                  (178)         (22)
Minority interest                                                     --           (4)                   (5)          (6)
                                                                   -------    --------              -------    ---------
Loss before cumulative effect of
   accounting change                                                  (120)        (2)                 (183)         (28)
Cumulative effect of accounting change                                --         --                      (1)        (305)
                                                                   -------    --------              -------    ---------
Net loss                                                           $  (120)   $    (2)              $  (184)   $    (333)
                                                                   =======    ========              =======    =========
Basic and diluted EPS ($/share)
     - before accounting change                                    $ (1.87)   $ (0.03)              $ (2.86)   $   (0.44)
     - from accounting change                                         --         --                   (0.02)       (4.80)
                                                                   -------    --------              -------    ---------
     - after accounting change                                     $ (1.87)   $ (0.03)              $ (2.88)   $   (5.24)
                                                                   =======    ========              =======    =========
Weighted-average number of shares used to
   compute basic EPS                                                64.183     63.707                64.019       63.588
Weighted-average number of shares used to
   compute diluted EPS                                              64.183     63.707                64.019       63.588


                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)

TABLE II

                                                   2003                                             2002
                               ----------------------------------------------   ----------------------------------------------
                                1Q*       2Q        3Q       4Q        FY        1Q*       2Q*       3Q*      4Q*       FY*
                               -------  --------  -------- --------  --------   -------  --------  -------- --------  --------
NET SALES
Titanium Dioxide                  288      293       293      298      1,172       262      300       296      271      1,129
Acetyls                           102       99       115      105        421        65       83        91       95        334
Specialty Chemicals                25       24        23       22         94        24       22        24       21         91
                               -------  --------  -------- --------  --------   -------  --------  -------- --------  --------
Total                             415      416       431      425      1,687       351      405       411      387      1,554


OPERATING INCOME (LOSS)
Titanium Dioxide (1)               21       23         7     (102)       (51)       10       15        21       17         63
Acetyls                             7        5         6        9         27        (8)       3         8        8         11
Specialty Chemicals                 2        2        (1)      (1)         2         4        2         2       (2)         6
Other (2)                          (3)      (6)      (17)      (3)       (29)        1        -        (1)       -          -
                               -------  --------  -------- --------  --------   -------  --------  -------- --------  --------
Total                              27       24        (5)     (97)       (51)        7       20        30       23         80


DEPRECIATION AND AMORTIZATION
Titanium Dioxide                   22       23        24       25         94        20       20        21       22         83
Acetyls                             3        3         2        3         11         3        3         3        2         11
Specialty Chemicals                 2        2         2        2          8         2        2         2        2          8
                               -------  --------  -------- --------  --------   -------  --------  -------- --------  --------
Total                              27       28        28       30        113        25       25        26       26        102


CAPITAL SPENDING
Titanium Dioxide                    7       10         9       16         42        12       11        14       24         61
Acetyls                             -        -         1        2          3         -        -         1        -          1
Specialty Chemicals                 1        1         -        1          3         1        1         3        4          9
                               -------  --------  -------- --------  --------   -------  --------  -------- --------  --------
Total                               8       11        10       19         48        13       12        18       28         71

--------------------
* Restated

(1) The Titanium Dioxide segment includes $103 million of asset impairment charges in the fourth quarter of 2003 associated primarily with the writedown of property, plant, and equipment at Millennium's Le Havre, France manufacturing plant.

(2) The Other segment includes $1 million of costs in the second quarter of 2003, $15 million of costs in the third quarter of 2003 and $2 million of costs in the fourth quarter of 2003, in each case associated with Millennium's cost reduction program; and a $5 million benefit in the second quarter of 2002 and a $1 million benefit in the fourth quarter of 2002, in each case from the reduction of reserves due to favorable resolution of environmental claims related to predecessor businesses reserved for in prior years.

                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

Table III

                                                                       December 31,          December 31,
                                                                           2003                 2002
                                                                   --------------------    -----------------
                                                                                               (Restated)
ASSETS
Current assets
   Cash and cash equivalents                                        $      209              $      125
   Trade receivables, net                                                  277                     210
   Inventories                                                             457                     406
   Other current assets                                                     65                      78
                                                                   ------------------      ----------------

          Total current assets                                           1,008                     819

Property, plant and equipment, net                                         766                     862
Investment in Equistar                                                     469                     563
Other assets                                                                51                      46
Goodwill                                                                   104                     106
                                                                   ------------------      ----------------

          Total assets                                             $     2,398              $    2,396
                                                                   ==================      ================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
     Notes payable                                                 $         -              $        4
     Other short-term borrowings                                             -                      14
     Current maturities of long-term debt                                    6                      12
     Trade accounts payable                                                236                     274
     Income taxes payable                                                    5                      44
     Accrued expenses and other liabilities                                124                     127
                                                                   ------------------      ----------------

          Total current liabilities                                        371                     475

Long-term debt                                                           1,461                   1,212
Deferred income taxes                                                      287                     315
Other liabilities                                                          325                     410
                                                                   ------------------      ----------------

          Total liabilities                                              2,444                   2,412

Minority interest                                                           27                      19
Shareholders' deficit                                                      (73)                    (35)
                                                                   ------------------      ----------------

          Total liabilities and shareholders' deficit               $    2,398              $    2,396
                                                                   ==================      ================


                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV

                                                                          Year ended
                                                                         December 31,
                                                                  ----------------------------
                                                                      2003           2002
                                                                  -------------  -------------
                                                                                   (Restated)
Cash flows from operating activities:
  Net loss                                                        $    (184)     $     (333)
  Adjustments to reconcile net loss to
     net cash (used in) provided by operating activities:
       Cumulative effect of accounting change                              1            305
       Depreciation and amortization                                     113            102
       Deferred income tax benefit                                       (39)           (35)
       Noncash income tax benefit                                        (37)           (22)
       Asset impairment charges                                          103              -
       Loss on Equistar investment                                       100             73
       Net change in trade working capital                              (120)            23
       Minority interest and other                                        12             11
       Net change in other assets and liabilities                        (41)           (40)
                                                                  -------------  -------------

Cash (used in) provided by operating activities                          (92)            84
                                                                  -------------  -------------

Cash flows from investing activities:
  Capital expenditures                                                   (48)           (71)
  Proceeds from sale of fixed assets                                       2              1
                                                                  -------------  -------------

Cash used in investing activities                                        (46)           (70)
                                                                  -------------  -------------

Cash flows from financing activities:
  Dividends to shareholders                                              (17)           (35)
  Net proceeds of borrowings                                             220             33
                                                                  -------------  -------------

Cash provided by (used in) financing activities                          203             (2)
                                                                  -------------  -------------

Effect of exchange rate changes on cash                                   19             (1)
                                                                  -------------  -------------
Increase in cash and cash equivalents                                     84             11
Cash and cash equivalents at beginning of year                           125            114
                                                                  -------------  -------------

Cash and cash equivalents at end of year                          $      209     $      125
                                                                  =============  =============

                            MILLENNIUM CHEMICALS INC.
                               GAAP RECONCILIATION
                        (Millions, except per share data)

Table V

                                                         Three months ended                       Three months ended
                                                          December 31, 2003                       December 31, 2002
                                                    -------------------------------   ----------------------------------
                                                       Net Loss        Per Share           Net Loss         Per Share
                                                    ---------------  --------------   ------------------ ---------------
                                                                                         (Restated)         (Restated)
Reported GAAP                                        $     (120)      $    (1.87)      $       (2)       $     (0.03)

Reorganization and office closure costs                       2             0.03                -                  -
Asset impairment charges                                    101             1.58                -                  -
Legacy claims                                                 -                -               (1)             (0.01)
Company's share of Equistar's:
   Financing costs                                            3             0.04                -                  -
   Severance costs                                            1             0.02                -                  -
Tax accrual adjustments                                     (18)           (0.28)             (22)             (0.35)
                                                    ---------------  --------------   ------------------ ---------------

As adjusted                                         $       (31)      $    (0.48)      $      (25)        $    (0.39)
                                                    ===============  ==============   ================== ===============

                                                              Year ended                          Year ended
                                                           December 31, 2003                  December 31, 2002
                                                    -------------------------------   ----------------------------------
                                                       Net Loss        Per Share         Net Loss           Per Share
                                                    ---------------  --------------   ---------------    ---------------
                                                                                        (Restated)         (Restated)
Reported GAAP                                        $     (184)      $    (2.88)      $     (333)       $     (5.24)

Cumulative effect of accounting change:
   Goodwill write-off                                         -                -              305               4.80
   Asset retirement obligations                               1             0.02                -                  -
Reorganization and office closure costs                      12             0.19                -                  -
Asset impairment charges                                    101             1.58                -                  -
Legacy claims                                                 -                -               (4)             (0.06)
Collection of note receivable                                (2)           (0.03)               -                  -
Company's share of Equistar's:
   Loss on sale of assets                                     3             0.04                -                  -
   Financing costs                                            7             0.11                -                  -
   Severance costs                                            1             0.02                -                  -
Tax accrual adjustments                                     (18)           (0.28)             (22)             (0.35)
                                                    ---------------  --------------   ---------------    ---------------

As adjusted                                         $       (79)      $    (1.23)      $      (54)       $     (0.85)
                                                    ===============  ==============   ===============    ===============